FOR IMMEDIATE RELEASE

DISCUSSIONS WITH BURBERRY ON THE CREATION OF A NEW OPERATING MODEL
FOR THE FRAGRANCE AND BEAUTY BUSINESS DISCONTINUED
BURBERRY TO  BUY OUT LICENSE ON DECEMBER 31, 2012

New York, New York, July 26, 2012: Inter Parfums, Inc. (the "Company") (NASDAQ GS: IPAR) today announced that following several months of discussions, its subsidiary, InterparfumsSA and Burberry have been unable to agree on final terms on a new operating model for the fragrance and beauty business. As such, on December 31, 2012, Burberry will buy out the license rights for €181 million ($220 million at current exchange rates exclusive of receivables, inventories and other tangible assets).

Going forward, the Company has a number of strengths, mainly:

  a balanced portfolio of brands with strong growth potential;
  a highly effective business model that has proven its success year after year;
  a flexible management organization;
  recognized creative know-how;
  a worldwide distribution network;
  a streamlined operating structure and highly motivated teams.

We will also benefit from substantial resources to potentially acquire one or more brands, either on a proprietary basis or as a licensee. Net cash at the beginning of 2013 of nearly $250 million and Inter Parfums, Inc. shareholders' equity of approximately $375 million, underscore our significant borrowing capacity.

Jean Madar, Chairman and CEO commented: "Given our many strengths, we are confident in our outlook as we enter a new phase in our history. Based on current growth rates for all of our portfolio's brands, our preliminary full-year sales target for 2013 may reach approximately $400 million at current exchange rates."

Russell Greenberg, Executive Vice President and CFO, added: "With only limited reorganization measures needed, our business model will continue to demonstrate its effectiveness. This new situation will allow us to strengthen investments supporting all of our portfolio's brands to accelerate their development while maintaining an operating margin of more than 10%. Opportunities for external growth will be examined without urgency, with the priority of maintaining the quality and homogeneous nature of our portfolio."

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of prestige brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain and Repetto.  Inter Parfums is also the fragrance and beauty partner for specialty retail and designer brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Anna Sui.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com